EXHIBIT 10.1

ANADARKO PETROLEUM CORPORATION

2012 OMNIBUS INCENTIVE COMPENSATION PLAN

(As Amended and Restated Effective as of May 10, 2016)

TABLE OF CONTENTS

SECTION 1 PURPOSES; PRIOR PLAN		1

SECTION 2 DEFINITIONS		1
2.1	Award	1
2.2	Award Agreement	2
2.3	Beneficiary	2
2.4	Board	2
2.5	Cash Awards	2
2.6	Cause	2
2.7	Change in Capitalization	3
2.8	Change of Control	3
2.9	Code	4
2.10	Common Stock	4
2.11	Company	5
2.12	Consultant	5
2.13	Covered Employee	5
2.14	Dividend Payment Date	5
2.15	Effective Date	5
2.16	Employee	5
2.17	Employer	5
2.18	Exchange Act	5
2.19	Fair Market Value	5
2.20	Full Value Award	6
2.21	Good Reason	6
2.22	Incentive Award	6
2.23	Incentive Stock Option	6
2.24	Management Committee	6
2.25	Maximum Grant	7
2.26	Nonqualified Option	7
2.27	Option	7
2.28	Option Price	7
2.29	Other Stock-Based Award	7
2.30	Participant	7
2.31	Performance Goals	7
2.32	Performance Period	9
2.33	Performance Shares	9
2.34	Performance Units	9
2.35	Permitted Transferee	9

i

2.36	Plan	9
2.37	Plan Administrator	9
2.38	Prior Plan	10
2.39	Restricted Stock	10
2.40	Restricted Stock Units	10
2.41	Restriction Period	10
2.42	Rule 16b-3	10
2.43	Section 16 Insider	10
2.44	Section 162(m)	10
2.45	Section 409A	10
2.46	Securities Act	10
2.47	Stock Appreciation Right	10
2.48	Subsidiary	11
2.49	Termination of Service	11

SECTION 3 ADMINISTRATION		11
3.1	Plan Administrator	11
3.2	Authority of Plan Administrator	12
3.3	Indemnification of Plan Administrator	13
3.4	Delegation to Management Committee	13

SECTION 4 ELIGIBILITY		13

SECTION 5 SHARES AVAILABLE FOR THE PLAN		14
5.1	Aggregate Shares	14
5.2	Individual Limitations	16
5.3	Adjustments in Authorized Shares	17
5.4	Effect of Certain Transactions	17
5.5	Minimum Vesting Requirements for Options and Stock Appreciation Rights	18

SECTION 6 AWARD AGREEMENTS		18

SECTION 7 STOCK OPTIONS		18
7.1	Grant of Options	18
7.2	Special Provisions Applicable to Incentive Stock Options	19
7.3	Terms of Options	20

SECTION 8 STOCK APPRECIATION RIGHTS		23
8.1	Grant of Stock Appreciation Rights	23
8.2	Exercise of Stock Appreciation Rights	23
8.3	Special Provisions Applicable to Stock Appreciation Rights	23
8.4	No Repricing or Exchange	24

SECTION 9 PERFORMANCE SHARES AND PERFORMANCE UNITS		24
9.1	Grant of Performance Shares and Performance Units	24
9.2	Value of Performance Shares and Performance Units	24

9.3	Payment of Performance Shares and Performance Units	25
9.4	Form and Timing of Payment	25
9.5	Dividend Equivalents	25

SECTION 10 RESTRICTED STOCK		26
10.1	Grant of Restricted Stock	26
10.2	Restriction Period	26
10.3	Other Restrictions	26
10.4	Voting Rights; Dividends and Other Distributions	26
10.5	Issuance of Shares; Settlement of Awards	27

SECTION 11 RESTRICTED STOCK UNITS		27
11.10	Grant of Restricted Stock Units	27
11.2	Restriction Period	27
11.3	Other Restrictions	28
11.4	Dividend Equivalents	28
11.5	Issuance of Shares; Settlement of Awards	28

SECTION 12 INCENTIVE AWARDS		29
12.1	Incentive Awards	29
12.2	Performance Goal Certification	29
12.3	Discretion to Reduce Awards; Participant’s Performance	29
12.40	Required Payment of Incentive Awards	30

SECTION 13 CASH AWARDS AND OTHER STOCK-BASED AWARDS		30
13.1	Grant of Cash Awards	30
13.2	Other Stock-Based Awards	30
13.3	Value of Cash Awards and Other Stock-Based Awards	30
13.4	Payment of Cash Awards and Other Stock-Based Awards	31

SECTION 14 DEFERRAL ELECTIONS		31

SECTION 15 TERMINATION OF SERVICE		31

SECTION 16 EFFECT OF A CHANGE IN CONTROL		32

SECTION 17 REGULATORY APPROVALS AND LISTING		33
SECTION 18 GENERAL PROVISIONS		34
18.1	Clawback/Forfeiture Events	34
18.2	Nontransferability	35
18.3	No Individual Rights	35
18.4	Other Compensation	35
18.5	Leaves of Absence and Change in Status	35
18.6	Transfers	36
18.7	Unfunded Obligations	36
18.8	Beneficiaries	36
18.9	Governing Law	37

18.10	Satisfaction of Tax Obligations	37
18.11	Participants in Foreign Jurisdictions	38

SECTION 19 REGULATORY COMPLIANCE		38
19.1	Rule 16b-3 of the Exchange Act and Section 162(m)	38
19.2	Section 409A	38

SECTION 20 ESTABLISHMENT AND TERM OF PLAN		39

SECTION 21 AMENDMENT, TERMINATION OR DISCONTINUANCE OF PLAN		39
21.1	Amendment of Plan	39
21.2	Termination or Suspension of Plan	40
21.3	Section 162(m) Approval	40

ANADARKO PETROLEUM CORPORATION
2012 OMNIBUS INCENTIVE COMPENSATION PLAN
(As Amended and Restated Effective as of May 10, 2016)

SECTION 1
PURPOSES; PRIOR PLAN

The purposes of the Anadarko Petroleum Corporation 2012 Omnibus Incentive Compensation Plan (the “Plan”) are to promote the interests of Anadarko Petroleum Corporation (the “Company”) and its stockholders by strengthening its ability to attract, retain and motivate Employees and Consultants of the Company and any Subsidiary by furnishing suitable recognition of their performance, ability and experience, to align their interests and efforts to the long-term interests of the Company’s stockholders, and to provide them with a direct incentive to achieve the Company’s strategic and financial goals. In furtherance of these purposes, the Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Awards, Cash Awards, and Other Stock-Based Awards to Participants in accordance with the terms and conditions set forth below.

The Plan as set forth herein constitutes an amendment and restatement of the Company’s 2012 Omnibus Incentive Compensation Plan as in effect immediately prior to the Effective Date (the “Prior Plan”). The Prior Plan replaced the Company’s 2008 Omnibus Incentive Compensation Plan effective as of May 15, 2012, and no further awards have or will be made under such 2008 Omnibus Incentive Compensation Plan from and after such date. The Plan shall supersede and replace in its entirety the Prior Plan; provided, however, that, notwithstanding any provisions herein to the contrary, each award granted under the Prior Plan prior to the Effective Date shall be subject to the terms and provisions applicable to such award under the Prior Plan as in effect immediately prior to the Effective Date.

SECTION 2
DEFINITIONS

Unless otherwise required by the context, the following terms when used in the Plan shall have the meanings set forth in this Section 2:

2.1    Award

Any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Incentive Award, Cash Award or Other Stock-Based Award, in each case payable in cash and/or in Common Stock as may be designated by the Plan Administrator.

2.2    Award Agreement

The written agreement or other documentation setting forth the terms, conditions, rights and duties applicable to an Award granted under the Plan (which, in the discretion of the Plan Administrator, need not be countersigned by a Participant). The Plan Administrator may, in its discretion, provide for the use of electronic, internet or other non-paper Award Agreements. The requirement for delivery of a written agreement is satisfied by electronic delivery of such agreement provided that evidence of the Participant’s receipt of such electronic delivery is available to the Company and such delivery is not prohibited by applicable laws and regulations.

2.3    Beneficiary

The person or persons designated by the Participant pursuant to Section 7.3(f) or Section 18.8 to whom payments are to be paid pursuant to the terms of the Plan in the event of the Participant’s death.

2.4    Board

The Board of Directors of the Company.

2.5    Cash Awards

As defined in Section 13.1.

2.6    Cause

“Cause” shall have the meaning ascribed thereto in any employment, consulting or similar service agreement between a Participant and an Employer, or, in the absence of such agreement, a termination of a Participant’s employment with the Company and its Subsidiaries resulting from (a) substandard work performance or repeated unreliability that has not been cured to the Employer’s satisfaction; (b) workplace misconduct; (c) excessive absenteeism; (d) violation of safety rules; (e) violation of an Employer’s policies, including without limitation, the Employer’s “Code of Business Conduct and Ethics”; (f) fraud or other dishonesty against the Employer; (g) engagement in conduct that the Participant knows or should know is materially injurious to the business or reputation of the Employer; (h) falsifying Employer or Employee records (including an employment application); (i) on-the-job intoxication or being under the influence of alcohol or an illegal narcotic or a drug not being used as prescribed; (j) unauthorized use of Employer equipment or confidential information of an Employer or third party who has entrusted such information to the Employer; or (k) conviction of a misdemeanor involving moral turpitude or a felony. With respect to a Consultant, Cause shall also include a breach by the Consultant of the applicable consulting or similar service agreement. Whether a Participant has been terminated for Cause will be determined by the Board in its sole discretion with respect to a Section 16 Insider and, with respect to all other Participants, by the Vice President of Human Resources or the Company’s General Counsel, each in his or her sole discretion.

2.7    Change in Capitalization

Any increase or reduction in the number of shares of Common Stock, any change (including, without limitation, in the case of a spin-off, dividend or other distribution in respect of shares, a change in value) in the shares of Common Stock or any exchange of shares of Common Stock for a different number or kind of shares of Common Stock or other securities of the Company or another corporation, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, extraordinary cash dividend, property dividend, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise.

2.8    Change of Control

The occurrence of any of the following after the Effective Date:

(a)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person“) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock“) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of Section 2.8(c); or

(b)    individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)    consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company

Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of Common Stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to an Award that (i) is subject to Section 409A and (ii) a Change of Control would accelerate the timing of payment thereunder, the term “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A and the authoritative guidance issued thereunder, but only to the extent inconsistent with the above definition, and only to the minimum extent necessary to comply with Section 409A as determined by the Compensation and Benefits Committee of the Board.

2.9    Code

The Internal Revenue Code of 1986, as amended and in effect from time to time, and the temporary or final regulations of the Secretary of the U.S. Treasury adopted pursuant to the Code.

2.10    Common Stock

The Common Stock of the Company, $0.10 par value per share, or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 5.

2.11    Company

As defined in Section 1.

2.12    Consultant

Any consultant, agent, advisor or independent contractor (including a non-employee member of the Board) who renders services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of Common Stock on a Form S-8 Registration Statement.

2.13    Covered Employee

With respect to any grant of an Award, a Participant who the Plan Administrator deems is or may become a “covered employee” as defined in Section 162(m) for any year.

2.14    Dividend Payment Date

As defined in Section 9.5.

2.15    Effective Date

The effective date of the Plan is May 10, 2016, the date on which this amendment and restatement was approved by the stockholders of the Company.

2.16    Employee

Any officer or other employee of the Company or of any Subsidiary. An Employee on a leave of absence for such periods and purposes conforming to the personnel policy of the Company may be considered still in the employ of the Company or a Subsidiary for purposes of eligibility for participation in the Plan.

2.17    Employer

As to any Participant on any date, the Company or a Subsidiary that employs or retains the Participant on such date.

2.18    Exchange Act

The Securities Exchange Act of 1934, as amended and rules promulgated thereunder.

2.19    Fair Market Value

As of any given date, the closing sales price at which Common Stock is sold on such date as reported in the NYSE-Composite Transactions by The Wall Street Journal or any other comparable service the Plan Administrator may determine is reliable for such date, or if no

Common Stock was traded on such date, on the next preceding day on which Common Stock was so traded. If the Fair Market Value of the Common Stock cannot be determined pursuant to the preceding provisions, the “Fair Market Value” of the Common Stock shall be determined by the Plan Administrator in such a manner as it deems appropriate, consistent with the requirements of Section 409A.

2.20    Full Value Award

An Award other than of Options or Stock Appreciation Rights, which is settled by the issuance of Common Stock.

2.21    Good Reason

Unless otherwise provided in an Award Agreement, the term “Good Reason” shall have the following meaning as applied to a Participant who is an Employee: (i) to the extent defined in an Employee’s employment agreement, the term “Good Reason” shall have the same meaning as set forth in the employment agreement with respect to such Employee, (ii) in the case of an Employee covered by the Company’s Key Employee Change-of-Control Contract, the term “Good Reason” shall have the same meaning as set forth in the Key Employee Change-of-Control Contract entered into with such Employee, (iii) in the case of an Employee covered by the Company’s Key Manager Change-of-Control Agreement, the term “Good Reason” shall have the same meaning as set forth in the Key Manager Change-of-Control Agreement entered into with such Employee; and (iv) in the case of any Employee not covered by clause (i), (ii) or (iii) above, the term “Good Reason” shall have the same meaning as set forth in the Company’s Change of Control Severance Plan, as it may be amended from time to time. With respect to a Participant who is not an Employee, “Good Reason” shall have the meaning ascribed thereto in the applicable Award Agreement and, in the absence of the definition of such term in such agreement, the provisions in Section 16 relating to “Good Reason” shall not be applicable to such Participant’s Award evidenced by such agreement.

2.22    Incentive Award

A percentage of base salary, a fixed dollar amount or other measure of compensation which Participants are eligible to receive, in cash, Common Stock and/or other Awards under the Plan, at the end of a Performance Period if certain performance measures are achieved.

2.23    Incentive Stock Option

An option intended to meet the requirements of an “incentive stock option” as defined in Section 422 of the Code, as in effect at the time of grant of such Option, or any statutory provision that may hereafter replace such section.

2.24    Management Committee

A committee designated by the Board (either by resolution or by provisions contained in the Plan) and consisting of the Chief Executive Officer, provided that such officer is a member of the Board, and such other members of the Board as the Board may determine from time to time.

2.25    Maximum Grant

The maximum grants set forth in Section 5.2(a).

2.26    Nonqualified Option

An Option which is not intended to meet the requirements of an “incentive stock option” as defined in Section 422 of the Code.

2.27    Option

An Incentive Stock Option or a Nonqualified Option.

2.28    Option Price

The price per share of Common Stock at which an Option is exercisable.

2.29    Other Stock-Based Award

As defined in Section 13.2.

2.30    Participant

An eligible Employee or a Consultant (which includes, for the avoidance of doubt, a non-employee member of the Board) to whom Awards are granted under the Plan as set forth in Section 4. References to a “Participant” in the Plan will be interpreted to mean an Employee, a Consultant, Employees or Consultants as individual groups or as one group in the aggregate, as the context so provides.

2.31    Performance Goals

The Plan Administrator may grant Awards subject to one or more Performance Goals set forth in the table below (collectively the “Performance Goals”) to any Participant, including, without limitation, to any Covered Employee. As to any such Awards, the Plan Administrator shall establish one or more of the Performance Goals for each Performance Period in writing. Each Performance Goal selected for a particular Performance Period shall include any one or more of the following, either individually, alternatively or in any combination, applied to either the Company as a whole or to a Subsidiary or a business unit of the Company or any Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of time, on an absolute basis or relative to the pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Plan Administrator:

Financial Goals	• Earnings • Revenues • Debt level • Cost reduction targets • Interest-sensitivity gap levels • EBITDAX • Debt/average daily production	• Earnings per share • Cash flow from operations • Equity ratios • Capital expended • Weighted average cost of capital • Return on assets • Debt/proved developed reserves	• Net income • Free cash flow • Expenses • Working capital • Operating or profit margin • Return on equity or capital employed or investment • Debt/proved reserves
Operating Goals	• Amount of oil and/or gas reserves • Lease operating expense or lease operating expense/barrels of oil equivalent	• Oil and/or gas reserve additions • Costs of finding and/or developing oil and/or gas reserves • Operating costs	• Oil and/or gas replacement ratios • Natural gas and/or oil production or sales
Corporate and Other Goals
•    Total stockholder return
•    Asset quality levels
•    Investments
•    Satisfactory internal or external audits
•    Achievement of balance sheet or income statement objectives
•    General and administrative expenses
		• Market share • Assets • Asset sale targets • Value of assets • Employee retention/attrition rates • Improvement of financial ratings • Production growth per net debt adjusted share	• Charge-offs • Non-performing assets • Fair Market Value of Common Stock • Regulatory compliance • Safety targets • Economic value added

The Plan Administrator may adjust the Performance Goals to include or exclude the impact of an event or occurrence which the Plan Administrator determines should appropriately be included or excluded, including, without limitation, extraordinary, unusual or infrequent items or events, charges, gains or losses on the disposition of business units, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisitions, acquisition expenses, including expenses related to goodwill and other intangible assets, stock offerings, stock repurchases and loan loss provisions. The Plan Administrator may also provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specified corporate transactions, a Change in Capitalization, special charges, accounting policy changes and tax law changes. In addition, the Plan Administrator may make such adjustments to the Performance Goals applicable to Participants who are not Covered Employees as it determines are appropriate. Such adjustments may occur at the time of the granting of an Award, or at any time thereafter, but, in the case of Covered Employees, only to the extent permitted by Section 162(m). Performance Goals may include a threshold level of performance below which no

Awards shall be earned, target levels of performance at which specific Awards will be earned, and a maximum level of performance at which the maximum level of Awards will be earned.

With respect to “performance-based compensation” within the meaning of Section 162(m) for Covered Employees, the Plan Administrator shall establish the applicable Performance Goals within any time period required under Section 162(m) and the Plan Administrator may not in any event increase the amount of compensation payable to a Covered Employee upon the satisfaction of any Performance Goal. Prior to the payment of any “performance-based compensation” within the meaning of Section 162(m), the Plan Administrator shall certify in writing (which shall be satisfied upon the Plan Administrator’s approval of preambles and resolutions regarding such performance results and payout and without condition with respect to any subsequent approval of the minutes of the meeting relating to such certification) the extent to which the applicable Performance Goals were, in fact, achieved and the amounts to be paid, vested or delivered as a result thereof; provided, that the Plan Administrator may reduce, but not increase, such amount.

2.32    Performance Period

That period of time during which Performance Goals are evaluated to determine the vesting or granting of Awards under the Plan, as the Plan Administrator may determine, provided that the period is no longer than ten (10) years.

2.33    Performance Shares

An Award granted under the Plan representing the right to receive a number of shares of Common Stock for each Performance Share granted, as the Plan Administrator may determine.

2.34    Performance Units

An Award granted under the Plan representing the right to receive a payment (either in cash or Common Stock) equal to the value of a Performance Unit, as the Plan Administrator may determine.

2.35    Permitted Transferee

As defined in Section 7.3(f).

2.36    Plan

As defined in Section 1.

2.37    Plan Administrator

Those committees appointed and authorized pursuant to Section 3 to administer the Plan.

2.38    Prior Plan

As defined in Section 1.

2.39    Restricted Stock

Common Stock granted under the Plan that is subject to the requirements of Section 10 and such other restrictions as the Plan Administrator deems appropriate. References to Restricted Stock in the Plan shall include Restricted Stock awarded in conjunction with Incentive Awards pursuant to Section 12, unless the context otherwise requires.

2.40    Restricted Stock Units

An Award granted under the Plan representing a right to receive a payment (either in cash and/or Common Stock) equal to the value of a share of Common Stock.

2.41    Restriction Period

As defined in Sections 10.2 and 11.2, as applicable.

2.42    Rule 16b-3

Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

2.43    Section 16 Insider

Any person who is selected by the Plan Administrator to receive an Award pursuant to the Plan and who is or is reasonably expected to become subject to the requirements of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder.

2.44    Section 162(m)

Section 162(m) of the Code.

2.45    Section 409A

Section 409A of the Code.

2.46    Securities Act

The Securities Act of 1933, as amended and rules promulgated thereunder.

2.47    Stock Appreciation Right

Any right granted under Section 8.

2.48    Subsidiary

An entity that is designated by the Plan Administrator as a subsidiary for purposes of the Plan and that is a corporation, partnership, joint venture, limited liability company, limited liability partnership, or other entity in which the Company owns directly or indirectly, fifty percent (50%) or more of the voting power or profit interests, or as to which the Company or one of its affiliates serves as general or managing partner or in a similar capacity. Notwithstanding the foregoing, for purposes of Options intended to qualify as Incentive Stock Options, the term “Subsidiary” shall mean a corporation (or other entity treated as a corporation for tax purposes) in which the Company directly or indirectly holds more than fifty percent (50%) of the voting power.

2.49    Termination of Service

(a)    As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Employer is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Employer.

(b)    As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or any Employer is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Employer.

SECTION 3
ADMINISTRATION

3.1Plan Administrator

(a)    The Compensation and Benefits Committee of the Board shall be the Plan Administrator with respect to all Covered Employees and all Section 16 Insiders. As to these individuals, the Plan Administrator (including each individual that is a member thereof) shall be constituted at all times so as to (i) be “independent” as such term is defined pursuant to the rules of any stock exchange on which the Common Stock may then be listed, and (ii) meet the non-employee director standards of Rule 16b-3 and the outside director requirements of Section 162(m), so long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act.

(b)    Other than as set forth in Section 3.1(a) and subject to Section 3.4 (and subject to applicable law), the Management Committee shall be the Plan Administrator. The Board may from time to time remove members from, or add members to, the Management Committee.

(c)    Notwithstanding Sections 3.1(a) and 3.1(b), the Board may designate itself or the Compensation and Benefits Committee of the Board as the Plan Administrator as to any Participant or groups of Participants unless such designation with respect to a Participant or groups of Participants would not be in compliance with the requirements of the Code, the Exchange Act or the Securities Act.

(d)    The above committees hereby designate the appropriate Employees or other agents of the Company to handle the day-to-day administrative matters of the Plan.

3.2Authority of Plan Administrator

Subject to the express terms and conditions set forth herein, the Plan Administrator shall have the power from time to time to:

(a)    select the Participants to whom Awards shall be granted under the Plan and the number of shares or amount of cash subject to such Awards and prescribe the terms and conditions (which need not be identical) of each such Award;

(b)    set the terms and conditions of any Award consistent with the terms of the Plan (which may be based on Performance Goals or other performance measures as the Plan Administrator shall determine), and make any amendments, modifications or adjustments to such Awards;

(c)    construe and interpret the Plan and the Awards granted hereunder and establish, amend and revoke rules and regulations for the administration of the Plan, including, without limitation, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Award Agreement, in the manner and to the extent it shall deem necessary or advisable, including so that the Plan and the operation of the Plan comply with Rule 16b-3, the Code, to the extent applicable, and other applicable laws, and otherwise to make the Plan fully effective;

(d)    exercise its discretion with respect to the powers and rights granted to it as set forth in the Plan; and

(e)    generally, exercise such powers and perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan.

All decisions and determinations by the Plan Administrator in the exercise of the above powers shall be final, binding and conclusive upon the Company, a Subsidiary, the Participants and all other persons having or claiming any interest therein. The Plan Administrator shall cause the Company at the Company’s expense to take any action related to the Plan which may be necessary to comply with the provisions of any federal, state or foreign law or any regulations issued thereunder, which the Plan Administrator determines are intended to be complied with. All Awards and any administrative action taken by the Plan Administrator shall be in conformity with all applicable federal, state, and local laws and shall not discriminate on the basis of sex, race, color, religion, national origin, citizenship, age, disability, marital or veterans status, sexual orientation or any other legally protected categories.

Notwithstanding the foregoing, the Plan Administrator shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to any Awards held by Covered Employees that are intended to qualify as performance-based compensation under Section 162(m) if the ability to exercise such discretion or the exercise of such discretion itself would cause the compensation attributable to such Awards to fail to so qualify.

3.3Indemnification of Plan Administrator

Each member of any committee acting as Plan Administrator, while serving as such, shall be entitled, in good faith, to rely or act upon any advice of the Company’s independent auditors, counsel or consultants hired by the committee, or other agents assisting in the administration of the Plan. The Plan Administrator and any Employee of the Company acting at the direction or on behalf of the Company shall not be personally liable for any action or determination taken or made, or not taken or made, in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected under the Company’s charter or by-laws with respect to any such action or determination.

3.4Delegation to Management Committee

To the maximum extent permitted by applicable law and subject to Section 3.1, the Board and the Compensation and Benefits Committee of the Board hereby delegate to the Management Committee the authority (i) to designate the Employees and Consultants who shall be Participants, (ii) to determine the Awards to be granted to any such Participants or (iii) both (i) and (ii); provided, however, that the Management Committee shall not have the authority to grant Awards to any member of the Management Committee, a Covered Employee or a Section 16 Insider and shall be subject to such other limitations set forth in the Plan. This provision shall be deemed to constitute a delegation from the Board to the Management Committee without further action by the Board. However, the Board or the Compensation and Benefits Committee of the Board may, from time to time, limit the total number of shares Common Stock subject to such delegation.

SECTION 4
ELIGIBILITY

To be eligible to be a Participant, an individual must be an Employee or a Consultant of an Employer, as of the date on which the Plan Administrator grants to such individual an Award under the Plan. Members of the Board shall be eligible to participate in the Plan. Each grant of an Award under the Plan shall be evidenced by an Award Agreement.

SECTION 5
SHARES AVAILABLE FOR THE PLAN

5.1Aggregate Shares

(a)    Share Authorization

Subject to Section 5.1(b), Section 5.1(d) and adjustment as provided in Section 5.3, the maximum aggregate number of shares of Common Stock available for issuance under the Plan on or after the Effective Date shall be 40,960,362 shares, less the sum of (i) one (1) share for every one (1) share that was subject to an “Option” or “Stock Appreciation Right” granted under the Prior Plan after December 31, 2015 and prior to the Effective Date and (ii) 2.39 shares for every one (1) share that was granted under the Prior Plan as a “Full Value Award” after December 31, 2015 and prior to the Effective Date.

(b)    Limit on Full Value Awards - Flexible Share Pool

Each share of Common Stock subject to a Full Value Award granted on or after the Effective Date shall reduce the shares that remain available for issuance under the Plan by 2.39 shares of Common Stock. Each share of Common Stock subject to an Award granted on or after the Effective Date other than a Full Value Award shall reduce the shares that remain available for issuance under the Plan by one (1) share of Common Stock.

(c)    Limit on Incentive Stock Options

Subject to adjustment as provided in Section 5.3, the maximum aggregate number of shares that may be issued under the Plan through Incentive Stock Options granted under the Plan on or after the Effective Date shall be 10,000,000.

(d)    Share Usage

Any shares of Common Stock related to Awards (or awards granted under the Prior Plan) which, after December 31, 2015, terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock or are settled in cash in lieu of shares of Common Stock shall be available again for grant under the Plan; provided, however, that shares of Restricted Stock issued under the Plan (or similar awards issued under the Prior Plan) and forfeited back to the Plan after December 31, 2015 shall not be considered to have been issued for purposes of this sentence and shall be available again for grant under the Plan. However, shares of Common Stock that are subject to Stock Appreciation Rights granted under the Plan (or that were subject to “Stock Appreciation Rights” (as defined in the Prior Plan) granted under the Prior Plan) but are not issued or delivered as a result of the net settlement in shares of Common Stock of such Stock Appreciation Rights (or such “Stock Appreciation Rights” granted under the Prior Plan) shall not be available again for grant under the Plan. Furthermore, any shares of Common Stock withheld to satisfy tax withholding obligations on an Award issued under the Plan (or withheld after December 31, 2015 on an award issued under the Prior Plan), shares of Common Stock tendered to pay the exercise price of an Award under the Plan (or tendered after December 31, 2015 to pay the exercise price of an award issued under the Prior Plan), and shares of Common Stock repurchased on the open market with the proceeds of an Option exercise (or so repurchased after December 31, 2015 with the proceeds of the exercise of an “Option” (as defined in the Prior Plan) granted under the Prior Plan) will no longer be eligible to be again available for grant under the Plan. In addition, the full number of Incentive Stock Options exercised shall be counted against the number of shares that may be issued under the Plan through Incentive Stock Options awarded under the Plan on or after the Effective Date pursuant to Section 5.1(c), regardless of the number of shares of Common Stock actually issued upon exercise of such Incentive Stock Options. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares of Common Stock or treasury shares of Common Stock.

Any shares of Common Stock that again become available for Awards under the Plan pursuant to the preceding provisions of this Section shall be added as (i) one (1) share for every one (1) share subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, (ii) as 2.39 shares for every one (1) share subject to Awards granted on or after the Effective Date other than Options or Stock Appreciation Rights, and (iii) 2.39 shares for every one (1) share subject to awards granted under the Prior Plan prior to the Effective Date other than options or stock appreciation rights so granted under the Prior Plan.

Substitute Awards (as defined below) shall not reduce the shares authorized for issuance under the Plan or the limitations on grants to a Participant under Section 5.2, nor shall shares subject to a Substitute Award be added to the shares available for issuance under the Plan as provided above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may, if and to the extent determined by the Board, be used for Awards under the Plan and shall not reduce the shares authorized for issuance under the Plan (and shares subject to such Awards shall not be added to the shares available for issuance under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not, prior to such acquisition or combination, employed by (and who were not non-employee directors or consultants of) the Company or any of its Subsidiaries immediately prior to such acquisition or combination. For purposes of this Section “Substitute Awards” shall mean Awards granted or shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

5.2Individual Limitations

(a)    Maximum Grants

Subject to adjustment as provided in Section 5.3, no Participant may be granted (i) Options or Stock Appreciation Rights during any calendar year with respect to more than 2,500,000 shares of Common Stock and (ii) Awards (other than Options or Stock Appreciation Rights) during any calendar year that are denominated in shares of Common Stock under which more than 1,500,000 shares of Common Stock may be earned for each twelve (12) months in the vesting period or Performance Period (which vesting or Performance Period, as applicable, shall not exceed ten (10) years). No Participant may be granted Awards during any calendar year that are not denominated in shares of Common Stock under which more than $10,000,000 (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Awards) may be earned for each twelve (12) months in the vesting or Performance Period (which vesting or Performance Period, as applicable, shall not exceed ten (10) years). Each of the limitations in this paragraph shall be multiplied by two (2) with respect to Awards granted to a Participant during the first calendar year in which the Participant commences employment with the Company and its Subsidiaries. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable limitation in this paragraph to the extent required by Section 162(m).

(b)    Additional Limitation Applicable to Non-Employee Directors

Notwithstanding any provisions to the contrary in the Plan, in any other incentive compensation plan of the Company or any of its Subsidiaries (including, without limitation, the Company’s 2008 Director Compensation Plan), or any other compensatory policy or program of the Company applicable to its non-employee directors (collectively, the “Director Programs”), the sum of “A” and “B” for any individual, non-employee director for any single calendar year beginning on or after January 1, 2016 shall not exceed $750,000, where:

“A”
equals the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted under the Director Programs (other than with respect to compensation described in “B” below) to such director during such calendar year; and

“B”
equals the aggregate cash value of such director’s retainer, meeting attendance fees, committee assignment fees, lead director retainer, committee chair and member retainers and other Board fees related to service on the Board or committee(s) of the Board that are initially denominated as a cash amount or any other property other than Common Stock (whether paid currently or on a deferred basis or in cash or other property (including Common Stock)) for such calendar year;

provided, however, that the limitation described in this sentence shall be determined without regard to grants of awards under the Director Programs and compensation, if any, paid to a non-

employee director during any period in which such individual was an Employee or Consultant (other than in the capacity of a non-employee director).

5.3Adjustments in Authorized Shares

(a)    In the event of a Change in Capitalization, the Plan Administrator shall make such adjustments, if any, as it determines are appropriate and equitable, and to the extent such an action does not conflict with Delaware or other applicable laws or securities exchange rules, to (i) the maximum number and class of shares of Common Stock or other stock or securities with respect to which Awards may be granted under the Plan, (ii) the maximum number and class of shares of Common Stock or other stock or securities that may be issued upon exercise of Nonqualified Options, Incentive Stock Options and Stock Appreciation Rights, (iii) the Maximum Grants, (iv) the number and class of shares of Common Stock or other stock or securities which are subject to outstanding Awards granted under the Plan and the Option Price or exercise price therefor, if applicable, and (v) the Performance Goals; provided, however, that in the case of an “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards No. Update Topic 718), the Board shall make an equitable or appropriate adjustment to outstanding Awards to reflect such equity restructuring. Any such adjustment shall be final, binding and conclusive on all persons claiming any right or interest under the Plan.

(b)    If, by reason of a Change in Capitalization, a Participant shall be entitled to, or shall be entitled to exercise an Option or Stock Appreciation Right with respect to, new, additional or different shares of stock or securities of the Company or any other corporation, such new, additional or different shares shall thereupon be subject to all of the conditions, restrictions and performance criteria which were applicable to the shares of Common Stock that such shares replaced or to the Option or Stock Appreciation Right, as the case may be, prior to such Change in Capitalization.

5.4Effect of Certain Transactions

Following (a) the liquidation or dissolution of the Company or (b) a merger or consolidation of the Company (a “Transaction”), (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Transaction (which treatment may be different as among different types of Awards and different holders thereof) or (ii) if not so provided in such agreement, each Participant shall be entitled to receive in respect of each share of Common Stock subject to any outstanding Awards, upon exercise of any Option or Stock Appreciation Right or payment or transfer in respect of any other Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a share of Common Stock was entitled to receive in the Transaction in respect of a share of Common Stock; provided, however, that such stock, securities, cash, property, or other consideration shall remain subject to all of the conditions, restrictions and performance criteria which were applicable to Awards prior to such Transaction, but giving effect to any applicable provision of the Plan or any Award Agreement if the Transaction is a Change of Control. Without limiting the generality of the foregoing, the treatment of outstanding Options and Stock Appreciation Rights pursuant to clause (i) of this Section 5.4 in connection with a Transaction may include the cancellation of outstanding Options and Stock Appreciation Rights upon consummation of the Transaction provided either (x) the holders of affected Options and Stock Appreciation rights have been given a period of at least fifteen (15) days prior to the date of the consummation of the Transaction to exercise the Options and Stock Appreciation Rights (whether or not they were otherwise exercisable) or (y) the holders of the affected Options and Stock Appreciation Rights are paid (in cash or cash equivalents) in respect of each share of Common Stock covered by the Options or Stock Appreciation Rights being cancelled an amount equal to the excess, if any, of the per share price paid or distributed to stockholders in the Transaction (the value of any non-cash consideration to be determined by the Plan Administrator in its sole discretion) over the exercise price thereof. For avoidance of doubt, (1) the cancellation of Options and Stock Appreciation Rights pursuant to clause (y) of the preceding sentence may be effected notwithstanding anything to the contrary contained in the Plan or any Award Agreement and (2) if the amount determined pursuant to clause (y) of the preceding sentence is zero or less, the affected Options and Stock Appreciation Rights may be cancelled without any payment therefor. The treatment of any Award as provided in this Section 5.4 shall be conclusively presumed to be appropriate for purposes of Section 5.3.

5.5Minimum Vesting Requirements for Options and Stock Appreciation Rights

No Option or Stock Appreciation Right granted on or after the Effective Date may vest in less than one year from its date of grant. Notwithstanding the foregoing, up to 5% of the available shares of Common Stock authorized for issuance under the Plan as of the Effective Date may be subject to Options or Stock Appreciation Rights that vest (in full or in part) in less than one year from their date of grant (the “5% Basket”). Further, any Option or Stock Appreciation Right granted under the Plan may vest in full or in part upon death or disability of the Participant, or upon a Change of Control, and such vesting shall not count against the 5% Basket.

SECTION 6
AWARD AGREEMENTS

Upon a determination by the Plan Administrator that an Award is to be granted to a Participant pursuant to Section 7, 8, 9, 10, 11, 12 or 13, an Award Agreement shall be provided to such Participant as soon as practicable specifying, without limitation, the terms, conditions, rights and duties related thereto, including terms requiring forfeiture of Awards in the event of a Termination of Service by the Participant and terms relating to the Clawback/Forfeiture Events under Section 18.1. Each Award Agreement shall be subject to the terms and conditions of the Plan.

SECTION 7
STOCK OPTIONS
7.1Grant of Options

Subject to the limitations in Sections 5.1 and 5.2, Options may be granted to eligible

Participants in such number, and at such times during the term of the Plan, as the Plan Administrator shall determine. The Plan Administrator may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of Performance Goals or other performance measures, the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others. The granting of an Option shall take place when the Plan Administrator by resolution, written consent or other appropriate action determines to grant such an Option to a particular Participant at the Option Price. Each Option granted under the Plan shall be identified in the Award Agreement as either an Incentive Stock Option or a Nonqualified Option (or if no such identification is made, then it shall be a Nonqualified Option). No Incentive Stock Option shall be granted to any Participant who is not an Employee of the Company or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code).

7.2Special Provisions Applicable to Incentive Stock Options

Each provision of the Plan and each Incentive Stock Option granted thereunder shall be construed so that each such Option shall qualify as an Incentive Stock Option, and any provision thereof that cannot be so construed shall be disregarded, unless the Employee agrees otherwise. Incentive Stock Options, in addition to complying with the other provisions of the Plan relating to Options generally, shall be subject to the following conditions:

(a)    Ten Percent (10%) Stockholders

An Employee must not, immediately before an Incentive Stock Option is granted to him or her, own stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or any subsidiary corporation (within the meaning of Section 424 of the Code). This requirement is waived if (i) the Option Price of the Incentive Stock Option to be granted is at least one hundred ten percent (110%) of the Fair Market Value of the stock subject to the Option, determined at the time the Option is granted, and (ii) the Option is not exercisable more than five (5) years from the date the Option is granted.

(b)    Annual Limitation

To the extent that the aggregate Fair Market Value (determined at the time of the grant of the Option) of the stock with respect to which Incentive Stock Options are exercisable for the first time by the Employee during any calendar year exceeds One Hundred Thousand Dollars ($100,000), such Options shall be treated as Nonqualified Options. In applying the limitation in the preceding sentence in the case of multiple Option grants, unless otherwise required by applicable law, Options which were intended to be Incentive Stock Options shall be treated as Nonqualified Options according to the order in which they were granted such that the most recently granted Options are first treated as Nonqualified Options.

(c)    Additional Terms

Any other terms and conditions which the Plan Administrator determines, upon advice of counsel, must be imposed for the Option to be an Incentive Stock Option.

(d)    Notice of Disqualifying Disposition

If an Employee shall make any disposition of shares of Common Stock issued pursuant to an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to disqualifying dispositions), the Employee shall notify the Company of such disposition within twenty (20) days thereof.

7.3Terms of Options

Except as otherwise provided in the Award Agreement and Section 7.2, all Incentive Stock Options and Nonqualified Options under the Plan shall be granted subject to the following terms and conditions:

(a)    Option Price

The Option Price shall be determined by the Plan Administrator in any reasonable manner, but shall not be less than the Fair Market Value of the Common Stock on the date the Option is granted, except in the case of Options that are granted in assumption of, or in substitution for, outstanding awards previously granted by (i) a company acquired by the Company or a Subsidiary, or (ii) a company with which the Company or a Subsidiary combines.

(b)    Duration of Options

Options shall be exercisable at such time and under such conditions as set forth in the Award Agreement, but in no event shall any Option (whether a Nonqualified Option or an Incentive Stock Option) be exercisable later than the tenth (10th) anniversary of the date of its grant.

(c)    Exercise of Options

Subject to the limitations in Section 5.5, Common Stock covered by an Option may be purchased at one time or in such installments over the option period as may be provided in the Award Agreement. Any Common Stock not purchased on an applicable installment date may be purchased thereafter at any time prior to the expiration of the Option in accordance with its terms. To the extent that the right to purchase Common Stock has accrued thereunder, an Option may be exercised from time to time by notice to the Company setting forth the amount of Common Stock with respect to which the Option is being exercised.

(d)    Payment

The purchase price of Common Stock purchased under Options shall be paid in full to the Company upon the exercise of the Option by delivery of consideration equal to the product of the Option Price and the Common Stock purchased (the “Purchase Price”). Such consideration may be either (i) in cash or (ii) at the discretion of the Plan Administrator, in Common Stock (by either actual delivery of Common Stock or by attestation presenting satisfactory proof of beneficial ownership of such Common Stock) already owned by the Participant, or any combination of cash and Common Stock. The Fair Market Value of such Common Stock as delivered shall be valued as of the day of exercise. The Plan Administrator can determine that additional forms of payment will be permitted. To the extent permitted by the Plan Administrator and applicable laws and regulations (including, without limitation, federal tax and securities laws, regulations and state corporate law), an Option may also be exercised in a “cashless” exercise by delivery of a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company to promptly deliver to the Company sufficient proceeds to pay the Purchase Price. A Participant shall have none of the rights of a stockholder until the Common Stock is issued to the Participant.

The Plan Administrator may permit a Participant to pay all or a portion of the Purchase Price by having Common Stock with a Fair Market Value equal to all or a portion of the Purchase Price be withheld from the shares issuable to the Participant upon the exercise of the Option. The Fair Market Value of such Common Stock as is withheld shall be determined as of the same day as the exercise of the Option.

(e)    Restrictions

The Plan Administrator shall determine and reflect in the Award Agreement, with respect to each Option, the nature and extent of the restrictions, if any, to be imposed on the Common Stock which may be purchased thereunder, including, without limitation, restrictions on the transferability of such Common Stock acquired through the exercise of such Options for such periods as the Plan Administrator may determine. In addition, to the extent permitted by applicable laws and regulations, the Plan Administrator may require that a Participant who wants to effectuate a “cashless” exercise of Options be required to sell the Common Stock acquired in the associated exercise to the Company, or in the open market through the use of a broker selected by the Company, at such price and on such terms as the Plan Administrator may determine at the time of grant, or otherwise. Without limiting the foregoing, the Plan Administrator may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Stock issued as a result of the exercise of an Option, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by one or more Participants and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers. No dividend equivalents may be granted in connection with any Option.

(f)    Transferability of Options

Notwithstanding Section 18.2 and only if allowed by the Plan Administrator in its discretion, Nonqualified Options may be transferred to a Participant’s immediate family members, directly or indirectly or by means of a trust, corporate entity or partnership (a person who thus acquires this option by such transfer, a “Permitted Transferee”). A transfer of a Nonqualified Option may only be effected by the Company at the request of the Participant and shall become effective upon the Permitted Transferee agreeing to such terms as the Plan Administrator may require and only when recorded in the Company’s record of outstanding Options. In the event an Option is transferred as contemplated hereby, the Option may not be subsequently transferred by the Permitted Transferee except a transfer back to the Participant or by will or the laws of descent and distribution. A transferred Option may be exercised by a Permitted Transferee to the same extent as, and subject to the same terms and conditions as, the Participant (except as otherwise provided herein), as if no transfer had taken place. As used herein, “immediate family member” shall mean, with respect to any person, such person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and shall include adoptive relationships. In the event of exercise of a transferred Option by a Permitted Transferee, any amounts due to (or to be withheld by) the Company upon exercise of the Option shall be delivered by (or withheld from amounts due to) the Participant, the Participant’s estate or the Permitted Transferee, in the reasonable discretion of the Company.

In addition, to the extent permitted by applicable law and Rule 16b-3, the Plan Administrator may permit a recipient of a Nonqualified Option to designate in writing during the Participant’s lifetime a Beneficiary to receive and exercise the Participant’s Nonqualified Options in the event of such Participant’s death.

(g)    Purchase for Investment

The Plan Administrator shall have the right to require that each Participant or other person who shall exercise an Option under the Plan, and each person into whose name the Common Stock shall be issued pursuant to the exercise of an Option, represent and agree that any and all Common Stock purchased pursuant to such Option is being purchased for investment only and not with a view to the distribution or resale thereof and that such Common Stock will not be sold except in accordance with such restrictions or limitations as may be set forth in the Option or by the Plan Administrator. This Section 7.3(g) shall be inoperative during any period of time when the Company has obtained all necessary or advisable approvals from governmental agencies and has completed all necessary or advisable registrations or other qualifications of the Common Stock as to which Options may from time to time be granted as contemplated in Section 17.

(h)    No Repricing or Exchange

Other than pursuant to Section 5.3, the Plan Administrator may not take any action (i) to amend the terms of an outstanding Option to reduce the Option Price thereof, cancel an Option and replace it with a new Option with a lower Option Price, or that has an economic effect that is the same as any such reduction or cancellation or (ii) to cancel an outstanding Option having an Option Price above the then-current Fair Market Value of the Common Stock in exchange for the grant of another type of Award or cash (other than in connection with a Change of Control), without, in each such case, first obtaining approval of the Company’s stockholders of such action.

SECTION 8
STOCK APPRECIATION RIGHTS

8.1Grant of Stock Appreciation Rights

Subject to the limitations in Sections 5.1 and 5.2, Stock Appreciation Rights may be granted to Participants in such number, and at such times during the term of the Plan, as the Plan Administrator shall determine. The Plan Administrator may grant a Stock Appreciation Right or provide for the grant of a Stock Appreciation Right, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of Performance Goals or other performance measures, the satisfaction of an event or condition within the control of the recipient of the Stock Appreciation Right or within the control of others. The granting of a Stock Appreciation Right shall take place when the Plan Administrator by resolution, written consent or other appropriate action determines to grant such a Stock Appreciation Right to a particular Participant at a particular price. A Stock Appreciation Right may be granted freestanding or in tandem or in combination with any other Award under the Plan.

8.2Exercise of Stock Appreciation Rights

Subject to the limitations in Section 5.5, a Stock Appreciation Right may be exercised upon such terms and conditions and for such term as the Plan Administrator shall determine; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth (10th) anniversary of the date of its grant. Upon exercise of a Stock Appreciation Right, a Participant shall be entitled to receive Common Stock, or the cash equivalent, with an aggregate Fair Market Value determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the price determined by the Plan Administrator on the date of grant (which price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, except in the case of Stock Appreciation Rights that are granted in assumption of, or in substitution for, outstanding awards previously granted by (x) a company acquired by the Company or a Subsidiary, or (y) a company with which the Company or a Subsidiary combines) times (ii) the number of shares of Common Stock with respect to which the Stock Appreciation Right is exercised. The value of any fractional shares shall be paid in cash.

8.3Special Provisions Applicable to Stock Appreciation Rights

Stock Appreciation Rights are subject to the following restrictions:

(a)    A Stock Appreciation Right granted in tandem with any other Award under the Plan shall be exercisable at such time or times as the Award to which it relates shall be exercisable, or at such other times as the Plan Administrator may determine.

(b)    The right of a Participant to exercise a Stock Appreciation Right granted in tandem with any other Award under the Plan shall be canceled if and to the extent the related Award is exercised or canceled. To the extent that a Stock Appreciation Right is exercised, the related Award shall be deemed to have been surrendered unexercised and canceled.

(c)    A holder of Stock Appreciation Rights shall have none of the rights of a stockholder until the Common Stock, if any, is issued to such holder pursuant to such holder’s exercise of such rights. No dividend equivalents may be granted in connection with any Stock Appreciation Right.

(d)    The acquisition of Common Stock pursuant to the exercise of a Stock Appreciation Right shall be subject to the same restrictions as would apply to the acquisition of Common Stock acquired upon exercise of an Option, as set forth in Section 7.3.

8.4No Repricing or Exchange

Other than pursuant to Section 5.3, the Plan Administrator may not take any action (i) to amend the terms of an outstanding Stock Appreciation Right to reduce the grant price thereof, cancel a Stock Appreciation Right and replace it with a new Stock Appreciation Right with a lower grant price, or that has an economic effect that is the same as any such reduction or cancellation or (ii) to cancel an outstanding Stock Appreciation Right having a grant price above the then-current Fair Market Value of the Common Stock in exchange for the grant of another type of Award or cash (other than in connection with a Change of Control), without, in each such case, first obtaining approval of the Company’s stockholders of such action.

SECTION 9
PERFORMANCE SHARES AND PERFORMANCE UNITS

9.1Grant of Performance Shares and Performance Units

Subject to the limitations in Sections 5.1 and 5.2, (a) Performance Shares or Performance Units may be granted to Participants at any time and from time to time as the Plan Administrator shall determine, and (b) the Plan Administrator shall have complete discretion in determining the number of Performance Shares or Performance Units granted to each Participant and the terms and conditions thereof. Performance Shares and Performance Units may be granted alone or in combination with any other Award under the Plan.

9.2Value of Performance Shares and Performance Units

The Plan Administrator shall establish Performance Goals for any specified Performance Periods. In no event shall a Performance Period be less than one (1) year with respect to grants of Performance Shares or Performance Units. Prior to each grant of Performance Shares or Performance Units, the Plan Administrator shall establish an initial amount of Common Stock for each Performance Share and an initial value for each Performance Unit granted to each Participant for that Performance Period. Prior to each grant of Performance Shares or Performance Units, the Plan Administrator also shall set the Performance Goals that will be used to determine the extent to which the Participant receives Common Stock for the Performance Shares or payment of the value of the Performance Units awarded for such Performance Period. With respect to each such Performance Goal utilized during a Performance Period, the Plan Administrator may assign percentages or other relative values to various levels of performance which shall be applied to determine the extent to which the Participant shall receive a payout of the number of Performance Shares or value of Performance Units awarded.

9.3Payment of Performance Shares and Performance Units

After a Performance Period has ended, the holder of a Performance Share or Performance Unit shall be entitled to receive the value thereof as determined by the Plan Administrator. The Plan Administrator shall make this determination by first determining the extent to which the Performance Goals set pursuant to Section 9.2 have been met. The Plan Administrator shall then determine the applicable percentage or other relative value to be applied to, and will apply such percentage or other relative value to, the number of Performance Shares or value of Performance Units to determine the payout to be received by the Participant. In addition, with respect to Performance Shares and Performance Units granted to each Participant, no payout shall be made hereunder except upon written certification by the Plan Administrator that the applicable Performance Goals have been satisfied to a particular extent.

9.4Form and Timing of Payment

The payment described in Section 9.3 shall be made in Common Stock, or in cash, or partly in Common Stock and partly in cash, at the discretion of the Plan Administrator and set forth in the Award Agreement. The value of any fractional shares shall be paid in cash. Payment shall be made in a lump sum or installments as prescribed in the applicable Award Agreement. If Common Stock is to be converted into an amount of cash on any date, or if an amount of cash is to be converted into Common Stock on any date, such conversion shall be done at the then-current Fair Market Value of the Common Stock on such date.

9.5Dividend Equivalents

The Plan Administrator may provide that Performance Shares or Performance Units awarded under the Plan shall be entitled to an amount per Performance Share or Performance Unit equal in value to the cash dividend, if any, paid per share of Common Stock on issued and outstanding shares, on the dividend payment dates (“Dividend Payment Date”) occurring during the period between the date on which the Performance Shares or Performances Unit are granted to the Participant and the date on which such Performance Shares or Performance Units are settled under the Plan (or such other period as designated by the Plan Administrator). Such paid amounts called “dividend equivalents” shall be accrued and paid in cash and/or Common Stock (including reinvestment in additional shares of Common Stock) and paid at such time as the

Performance Share or Performance Unit to which it relates vests and settles or at such other time as provided in the applicable Award Agreement (for the avoidance of doubt, such dividend equivalents shall also be subject to restrictions and risk of forfeiture to the same extent as the underlying Award). The number of shares of Common Stock to be issued and/or reinvested shall be determined based on the Fair Market Value on the Dividend Payment Date.

SECTION 10
RESTRICTED STOCK

10.1Grant of Restricted Stock

Subject to the limitations in Sections 5.1 and 5.2, Restricted Stock may be granted to Participants in such number and at such times during the term of the Plan as the Plan Administrator shall determine. The Plan Administrator may grant Restricted Stock or provide for the grant of Restricted Stock, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events.

10.2Restriction Period

Restricted Stock shall be subject to Section 18.2 for the period determined by the Plan Administrator and provided in the applicable Award Agreement (the “Restriction Period”). During the Restriction Period, the Plan Administrator shall evidence the restrictions on the shares of Restricted Stock in such a manner as it determines is appropriate (including, without limitation, (i) by means of appropriate legends on shares of Restricted Stock that have been certificated and (ii) by means of appropriate stop-transfer orders on shares of Restricted Stock credited to book-entry accounts).

10.3Other Restrictions

The Plan Administrator shall impose such other restrictions on Restricted Stock granted pursuant to the Plan as it may deem advisable, including Performance Goals or other performance measures or vesting requirements. The Plan Administrator may require, under such terms and conditions as it deems appropriate or desirable, that the certificates for Restricted Stock delivered under the Plan may be held in custody by a bank or other institution, or that the Company may itself hold such shares in custody until the Restriction Period expires or until restrictions thereon otherwise lapse, and may require, as a condition of any issuance of Restricted Stock that the Participant shall have delivered a stock power endorsed in blank relating to the shares of Restricted Stock.

10.4Voting Rights; Dividends and Other Distributions

A Participant receiving a grant of Restricted Stock shall be recorded as a stockholder of the Company. Except as otherwise provided under the terms of the Plan or an Award Agreement, a Participant who receives a grant of Restricted Stock shall have the rights of a stockholder with respect to such shares (except as provided in the restrictions on transferability), including the right to vote the shares and receive dividends and other distributions paid with respect to the underlying shares of Common Stock. The Plan Administrator may require that any cash dividend paid on a share of Common Stock subject to the Restricted Stock be (i) paid in cash on or about the Dividend Payment Date or accrued and paid at such time as the Restricted Stock to which it relates vests and settles, (ii) paid in Common Stock on or about the Dividend Payment Date or accrued and/or reinvested in additional shares of Common Stock and paid at such time as the Restricted Stock to which it relates vests and settles, or (iii) paid in any combination thereof of cash or Common Stock and paid at such times as the Plan Administrator shall determine. The number of shares of Common Stock to be issued and/or reinvested shall be determined based on the Fair Market Value on the Dividend Payment Date. Notwithstanding the preceding provisions of this Section, cash, stock and any other property distributed as a dividend or otherwise with respect to any award of Restricted Stock that vests based on achievement of Performance Goals or other performance measures shall either (x) not be paid or credited or (y) be accumulated, be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash, stock or other property has been distributed and be paid at the time such restrictions and risk of forfeiture lapse.

10.5Issuance of Shares; Settlement of Awards

When the restrictions imposed by Sections 10.2 and 10.3 expire or otherwise lapse with respect to one or more shares of Restricted Stock, the Participant shall be obligated to return to the Company any certificate(s) representing shares of Restricted Stock (if applicable), and the Company shall deliver to the Participant one (1) share of Common Stock (which may be delivered in book-entry or certificated form) in satisfaction of each share of Restricted Stock, which shares so delivered shall not contain any legend. The delivery of shares pursuant to this Section 10.5 shall be subject to any required share withholding to satisfy tax withholding obligations pursuant to Section 18.10. Any fractional shares subject to such Restricted Stock shall be paid to the Participant in cash.

SECTION 11
RESTRICTED STOCK UNITS

11.1Grant of Restricted Stock Units

Subject to the limitations in Sections 5.1 and 5.2, Restricted Stock Units may be granted to Participants in such number and at such times during the term of the Plan as the Plan Administrator shall determine. The Plan Administrator may grant Restricted Stock Units or provide for the grant of Restricted Stock Units, either from time to time in the discretion of the Plan Administrator or automatically upon the occurrence of specified events.

11.2Restriction Period

Restricted Stock Units shall be subject to Section 18.2 for the period determined by the Plan Administrator and provided in the applicable Award Agreement (the “Restriction Period”).

11.3Other Restrictions

The Plan Administrator shall impose such other restrictions on Restricted Stock Units granted pursuant to the Plan as it may deem advisable, including Performance Goals or other performance measures or vesting requirements. A Participant receiving a grant of Restricted Stock Units shall not be recorded as a stockholder of the Company and shall not acquire any rights of a stockholder unless or until the Participant is issued shares of Common Stock in settlement of such Restricted Stock Units.

11.4Dividend Equivalents

The Plan Administrator may provide that Restricted Stock Units awarded under the Plan shall be entitled to an amount per Restricted Stock Unit equal in value to the cash dividend, if any, paid per share of Common Stock on issued and outstanding shares, on the Dividend Payment Dates occurring during the period between the date on which the Restricted Stock Units are granted to the Participant and the date on which such Restricted Stock Units are settled, cancelled, forfeited, waived, surrendered or terminated under the Plan (or such other period designated by the Plan Administrator). Such paid amounts called “dividend equivalents” shall be (i) paid in cash on or about the Dividend Payment Date or accrued and paid at such time as the Restricted Stock Unit to which it relates vests and settles, (ii) paid in Common Stock on or about the Dividend Payment Date or accrued and/or reinvested in additional shares of Common Stock and paid at such time as the Restricted Stock Units to which it relates vests and settles, or (iii) paid in any combination thereof of cash or Common Stock and paid at such times as the Plan Administrator shall determine. The number of shares of Common Stock to be issued and/or reinvested shall be determined based on the Fair Market Value on the Dividend Payment Date. Notwithstanding the preceding provisions of this Section, cash, stock and any other property distributed as a dividend or otherwise with respect to any award of Restricted Stock Units that vests based on achievement of Performance Goals or other performance measures shall either (x) not be paid or credited or (y) be accumulated, be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such cash, stock or other property has been distributed and be paid at the time such restrictions and risk of forfeiture lapse.

11.5Issuance of Shares; Settlement of Awards

When the restrictions imposed by Sections 11.2 and 11.3 expire or otherwise lapse with respect to one or more Restricted Stock Units, Restricted Stock Units shall be settled (i) in cash or (ii) by the delivery to the Participant of the number of shares of Common Stock equal to the number of the Participant’s Restricted Stock Units that are vested, or any combination thereof, as the Plan Administrator shall determine. The delivery of shares pursuant to this Section 11.5 shall be subject to any required share withholding to satisfy tax withholding obligations pursuant to Section 18.10. Any fractional shares subject to such Restricted Stock Units shall be paid to the Participant in cash.

SECTION 12
INCENTIVE AWARDS

12.1Incentive Awards

The Plan Administrator shall establish Performance Goals or other performance measures which must be achieved for any Participant to receive payment with respect to an Incentive Award for a particular Performance Period; provided, however, that, with respect to an Incentive Award that is intended to constitute “performance-based compensation” within the meaning of Section 162(m) for Covered Employees, the Plan Administrator shall establish the applicable Performance Goals within any time period required under Section 162(m). The Performance Goals or other performance measures may be based on any combination of corporate and business unit Performance Goals or other performance measures. The Plan Administrator may also establish one or more Company-wide Performance Goals or other performance measures which must be achieved for any Participant to receive payment with respect to an Incentive Award for that Performance Period. Such Performance Goals or other performance measures may include a threshold level of performance below which no Incentive Award shall be earned, target levels of performance at which specific Incentive Awards will be earned, and a maximum level of performance at which the maximum level of Incentive Awards will be earned. Each Incentive Award shall specify the amount of cash, Common Stock and/or the amount of any other Awards subject to such Incentive Award.

12.2Performance Goal Certification

An Incentive Award shall become payable to the extent provided herein in the event that the Plan Administrator certifies in writing prior to payment of the Incentive Award that the Performance Goals or other performance measures selected for a particular Performance Period have been attained. In no event will an Incentive Award be payable under the Plan if the threshold level of performance set for each Performance Goal or other performance measure for the applicable Performance Period is not attained.

12.3Discretion to Reduce Awards; Participant’s Performance

The Plan Administrator, in its sole and absolute discretion and only prior to a Change of Control, may reduce the amount of any Incentive Award otherwise payable to a Participant upon attainment of any Performance Goal or other performance measure for the applicable Performance Period. A Participant’s individual performance must be satisfactory as determined by the Plan Administrator, regardless of the Company’s performance and the attainment of Performance Goals or other performance measures, before he or she may be paid an Incentive Award. In evaluating a Participant’s performance, the Plan Administrator shall consider the Performance Goals or other performance measures, the Participant’s responsibilities and accomplishments, and such other factors as it deems appropriate.

12.4Required Payment of Incentive Awards

The Plan Administrator shall make a determination as soon as administratively possible after the information that is necessary to make such a determination is available for a particular Performance Period whether the Performance Goals or other performance measures for the Performance Period have been achieved, the amount of the Incentive Award for each Participant and whether the Incentive Award shall be paid in cash, Common Stock and/or other Awards under the Plan. The Plan Administrator shall certify the foregoing determinations in writing as provided in Section 2.31. In the absence of an election by the Participant pursuant to Section 14, the Incentive Award shall be paid as soon as practicable after the end of the calendar year, but in no event later than March 15 following the end of the calendar year, in which the foregoing determinations have been made.

SECTION 13
CASH AWARDS AND OTHER STOCK-BASED AWARDS

13.1Grant of Cash Awards

Subject to the terms and provisions of the Plan, the Plan Administrator, at any time and from time to time, may grant cash awards to Participants in such amounts and upon such terms, including the achievement of Performance Goals or other specific performance measures, as the Plan Administrator may determine (each, a “Cash Award”).

13.2Other Stock-Based Awards

The Plan Administrator may grant other types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted shares of Common Stock and Awards or shares of Common Stock in lieu of obligations to pay cash or deliver other property or Common Stock (including obligations to pay deferred compensation under any plan or program maintained by the Company or any Subsidiary or any other form of compensation)) in such amounts and subject to such terms and conditions, as the Plan Administrator shall determine (each, an “Other Stock-Based Award”). Such Other Stock-Based Awards may involve the transfer of Common Stock to Participants (either on a current or deferred basis), or payment in cash or otherwise of amounts based on or valued in whole or in part by reference to the value of Common Stock.

13.3Value of Cash Awards and Other Stock-Based Awards

Each Cash Award granted pursuant to this Section 13 shall specify a payment amount or payment range as determined by the Plan Administrator. Each Other Stock-Based Award shall be expressed in terms of Common Stock or units based on Common Stock, as determined by the Plan Administrator. The Plan Administrator may establish performance measures applicable to such Awards in its discretion. If the Plan Administrator exercises its discretion to establish performance measures, the number and/or value of such Cash Awards or Other Stock-Based

Awards that will be paid out to the Participant will depend on the extent to which the performance measures are met.

13.4Payment of Cash Awards and Other Stock-Based Awards

Payment, if any, with respect to a Cash Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash and/or Common Stock as the Plan Administrator determines and as set forth in the applicable Award Agreement. The value of any fractional shares shall be paid in cash.

SECTION 14
DEFERRAL ELECTIONS

The Plan Administrator may, to the extent permitted by applicable law, permit Employees and Consultants to defer Awards. Any such deferrals shall be subject to such terms, conditions and procedures that the Company may establish from time to time in its sole discretion and consistent with the advance and subsequent deferral election requirements of Section 409A.

SECTION 15
TERMINATION OF SERVICE

The Award Agreement applicable to each Award shall set forth the effect of a Termination of Service upon such Award; provided, however, that, unless explicitly set forth otherwise in an Award Agreement or as determined by the Plan Administrator, (i) all of a Participant’s unvested and/or unexercisable Awards shall automatically be forfeited upon a Termination of Service for any reason, and, as to Awards consisting of Options or Stock Appreciation Rights, the Participant shall be permitted to exercise the vested portion of the Option or Stock Appreciation Right for at least three (3) months following his or her Termination of Service (but in no event beyond the maximum term of the Option or Stock Appreciation Right), and (ii) all of a Participant’s Awards (whether vested or unvested, exercisable or unexercisable) shall automatically be forfeited upon the Participant’s Termination of Service for Cause. Provisions relating to the effect of a Termination of Service upon an Award shall be determined in the sole discretion of the Plan Administrator and need not be uniform among all Awards or among all Participants. Unless the Plan Administrator determines otherwise, the transfer of employment of a Participant as between the Company and a Subsidiary shall not constitute a Termination of Service. The Plan Administrator shall have the discretion to determine the effect, if any, that a sale or other disposition of an Employer will have on the Participant’s Awards.

SECTION 16
EFFECT OF A CHANGE OF CONTROL

Notwithstanding any other provision of the Plan to the contrary and unless otherwise provided in the Award Agreement or other agreement, in the event of a Change of Control:

(a)
Any Options and Stock Appreciation Rights outstanding which are not then exercisable and vested shall become fully exercisable and vested upon the termination of the Participant’s employment or service without Cause or for Good Reason during the Applicable Period.

(b)
The restrictions applicable to any Restricted Stock or Restricted Stock Unit Award which are not performance based shall lapse and such Restricted Stock or Restricted Stock Unit shall become free of all restrictions and become fully vested and transferable upon the termination of the Participant’s employment or service without Cause or for Good Reason during the Applicable Period.

(c)
The restrictions applicable to any Performance Share or Performance Unit Award and any performance-based Restricted Stock or Restricted Stock Unit granted pursuant to Sections 9, 10 or 11 or any other Award that is subject to the attainment of Performance Goals shall become free of all restrictions and become fully vested and transferable upon the termination of the Participant’s employment or service without Cause or for Good Reason during the Applicable Period; provided, however, that any such Awards shall only vest to the extent the applicable Performance Goals have been achieved and the amount of vesting shall be based on actual performance.

(d)
Any restrictions applicable to Cash Awards and Other Stock-Based Awards which are not performance based shall immediately lapse and become payable within twenty (20) days following the termination of the Participant’s employment or service without Cause or for Good Reason during the Applicable Period.

(e)
Notwithstanding subparagraph (d) above, all Other Stock-Based Awards held by a Participant who is a non-employee member of the Board (irrespective of other payment elections that may be applicable to such Awards) shall be paid to the Participant (or his or her Beneficiary in the case of his or her death) within thirty (30) days after the date of the Change of Control, or at such later time as may be required to enable the Participant to avoid liability under Section 16(b) of the Exchange Act; provided, however, no such Awards shall be paid to the Participant if he or she continues to serve as a member of the Board or upon the board of directors of the Company’s successor, until such time said Awards would otherwise be paid.

For purposes of this Section 16 and unless otherwise provided in the Award Agreement, the term “Applicable Period” shall have the following meaning: (i) to the extent provided in an

Employee’s employment agreement, severance or other individual agreement, the term “Applicable Period” shall mean the protection period following a Change of Control provided in the such agreement with respect to such Employee, (ii) in the case of an Employee covered by the Company’s Key Employee Change-of-Control Contract, the term “Applicable Period” shall mean the protection period following a Change of Control provided in the Key Employee Change-of-Control Contract entered into with such Employee, (iii) in the case of an Employee covered by the Company’s Key Manager Change-of-Control Agreement, the term “Applicable Period” shall mean the protection period following a Change of Control provided in the Key Manager Change-of-Control Agreement entered into with such Employee; (iv) in the case of any Employee not covered by clause (i), (ii) or (iii) above, the term “Applicable Period” shall mean the protection period following a Change of Control provided in the Company’s Change of Control Severance Plan, as it may be amended from time to time; and (v) in the case of a Participant who is not an Employee, the term “Applicable Period” shall mean the twelve-month period following a Change of Control.

In addition to the Plan Administrator’s authority set forth in Sections 5.3, in order to maintain the Participants’ rights in the event of any Change of Control, the Plan Administrator, as constituted before such Change of Control, is hereby authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change of Control; (ii) provide that Options and Stock Appreciation Rights outstanding as of the date of the Change of Control shall be cancelled and terminated without payment if the Fair Market Value of one share as of the date of the Change of Control is less than the per share Option exercise price or Stock Appreciation Right grant price; or (iii) provide that each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such share immediately prior to the occurrence of such Change of Control over the exercise price per share of such Option and/or Stock Appreciation Right (such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction, if applicable) or in a combination thereof, as the Plan Administrator, in its discretion, shall determine).

SECTION 17
REGULATORY APPROVALS AND LISTING

The Company shall not be required to issue any certificate or create a book-entry account for shares of Common Stock under the Plan prior to:

(a)    obtaining any approval or ruling from the Securities and Exchange Commission, the Internal Revenue Service or any other governmental agency which the Company, in its sole discretion, shall determine to be necessary or advisable;

(b)    listing of such shares on any stock exchange on which the Common Stock may then be listed; and

(c)    completing any registration or other qualification of such shares under any federal or state laws, rulings or regulations of any governmental body which the Company, in its sole discretion, shall determine to be necessary or advisable.

All certificates, or book-entry accounts, for shares of Common Stock delivered under the Plan shall also be subject to such stop-transfer orders and other restrictions as the Plan Administrator may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which Common Stock is then listed and any applicable federal or state securities laws, and the Plan Administrator may cause a legend or legends to be placed on any such certificates, or notations on such book-entry accounts, to make appropriate reference to such restrictions. The foregoing provisions of this paragraph shall not be effective if and to the extent that the shares of Common Stock delivered under the Plan are covered by an effective and current registration statement under the Securities Act or if and so long as the Plan Administrator determines that application of such provisions are no longer required or desirable. In making such determination, the Plan Administrator may rely upon an opinion of counsel for the Company. Without limiting the foregoing, the Plan Administrator may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any shares of Common Stock issued under the Plan, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by one or more Participants and (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers.

SECTION 18
GENERAL PROVISIONS

18.1Clawback/Forfeiture Events

(a)    Awards shall be subject to any clawback policy maintained by the Company, as it may exist or be amended from time to time, subject to the discretion of the Plan Administrator. Furthermore, if required by Company policy, by the Sarbanes-Oxley Act of 2002 and/or by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or other applicable laws, each Participant’s Award shall be conditioned on repayment or forfeiture in accordance with such applicable laws, Company policy, and any relevant provisions in the related Award Agreement.

(b)    The Plan Administrator may specify in an Award Agreement or otherwise that a Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of employment or service for Cause, violation of material policies that may apply to the Participant, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or a Subsidiary.

18.2Nontransferability

Unless otherwise provided in the Plan and permitted by law, including but not limited to the Code, the right of a Participant or Beneficiary to the payment of any Award granted under the Plan and the rights and privileges conferred thereby shall not be subject to execution, attachment or similar process and may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution unless the Participant has received the Plan Administrator’s prior written consent. Except as otherwise provided for under the Plan, if any Participant attempts to transfer, assign, pledge, hypothecate or otherwise dispose of any Award under the Plan or of any right or privilege conferred thereby, contrary to the provisions of the Plan or such Award, or suffers the sale or levy or any attachment or similar process upon the rights and privileges conferred hereby, all affected Awards held by such Participant shall be immediately forfeited.

18.3No Individual Rights

Nothing contained in the Plan, or in any Award granted pursuant to the Plan, shall confer upon any Participant any right to continue in the employ of, or as a Consultant for, the Company or a Subsidiary, nor interfere in any way with the right of the Company or a Subsidiary to terminate the employment or service of such Participant at any time with or without assigning any reason therefor, except to the extent expressly provided otherwise in a written agreement between the Participant and the Company or any Employer.

18.4Other Compensation

Unless determined otherwise by the Plan Administrator or required by contractual obligations, the grant, vesting or payment of Awards under the Plan shall not be considered as part of an Employee’s salary or used for the calculation of any other pay, allowance, pension or other benefit unless otherwise permitted by other benefit plans provided by the Company or a Subsidiary, or required by law or by contractual obligations of the Company or a Subsidiary.

18.5Leaves of Absence and Change in Status

Leaves of absence for such periods and purposes conforming to the personnel policy of the Company, or of a Subsidiary, as applicable, shall not be deemed a Termination of Service, unless a Participant commences a leave of absence from which he or she is not expected to return to active employment or service with the Company or a Subsidiary. The foregoing notwithstanding, with respect to Incentive Stock Options, employment shall not be deemed to continue beyond the first three (3) months of such leave unless the Participant’s reemployment rights are guaranteed by statute or contract. With respect to any Participant who, after the date an Award is granted under the Plan, ceases to be employed by or provide services to the Company or a Subsidiary on a full-time basis but continues to be employed or provide services on a part-time basis, the Plan Administrator may make appropriate adjustments, as determined in its sole discretion, as to the number of shares issuable under, the vesting schedule of, or the amount payable under any unvested Awards held by such Participant.

18.6Transfers

In the event a Participant is transferred from the Company to a Subsidiary, or vice versa, or is promoted or given different responsibilities, Awards granted to the Participant prior to such date shall not be affected.

18.7Unfunded Obligations

Any amounts (deferred or otherwise) to be paid to Participants pursuant to the Plan are unfunded obligations. Neither the Company nor any Subsidiary is required to segregate any monies from its general funds, to create any trusts or to make any special deposits with respect to this obligation. The Plan Administrator, in its sole discretion, may direct the Company to share with a Subsidiary the costs of a portion of the Awards paid to Participants who are executives of those companies. Beneficial ownership of any investments, including trust investments which the Company may make to fulfill this obligation, shall at all times remain in the Company. Any investments and the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or a fiduciary relationship between the Plan Administrator, the Company or any Subsidiary and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s Beneficiary or the Participant’s creditors in any assets of the Company or a Subsidiary whatsoever. The Participants shall have no claim against the Company for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

18.8Beneficiaries

The designation of a Beneficiary shall be on a form provided by the Company, executed by the Participant (with the consent of the Participant’s spouse, if required by the Company for reasons of community property or otherwise), and delivered to a designated representative of the Company. The Company may, in its discretion, utilize an electronic process for Beneficiary designations. A Participant may change his or her Beneficiary designation at any time. A designation by a Participant under any predecessor plans shall remain in effect under the Plan unless such designation is revoked or changed under the Plan. In the event that a Participant becomes divorced, a Beneficiary designation under the Plan or a predecessor plan in favor of his or her divorced spouse shall become void as of the effective date of the divorce, unless the Participant re-designates the former spouse as his or her Beneficiary following the effective date of the divorce. If no Beneficiary is designated, if the designation is ineffective, or if the Beneficiary dies before the balance of a Participant’s benefit is paid, the balance shall be paid to the Participant’s spouse, or if there is no surviving spouse, to the Participant’s estate. Notwithstanding the foregoing, however, a Participant’s Beneficiary shall be determined under applicable state law if such state law does not recognize Beneficiary designations under plans of this sort and is not preempted by laws which recognize the provisions of this Section 18.8. In the event that the Plan Administrator determines that two or more claims are made by claimed

Beneficiaries against the Plan for an Award, the Plan Administrator may initiate an interpleader action in a court of competent jurisdiction to resolve the controversy.

In the event that an Award has vested, its restrictions have lapsed, or it has been exercised and the underlying shares of Common Stock relating to such award have been transferred to a brokerage account, it is the responsibility of the Participant to establish and maintain beneficiary designations with that broker.

18.9Governing Law

The Plan shall be construed and governed in accordance with the laws of the State of Texas.

18.10Satisfaction of Tax Obligations

Appropriate provision shall be made for all taxes required to be withheld in connection with the exercise, grant, vesting or other taxable event of Awards under the applicable laws and regulations of any governmental authority, whether federal, state or local and whether domestic or foreign, including, without limitation, the required withholding of a sufficient amount of Common Stock otherwise issuable to a Participant to satisfy the said required minimum tax withholding obligations. To the extent provided by the Plan Administrator, a Participant is permitted to deliver Common Stock (including shares acquired pursuant to the exercise of an Option or Stock Appreciation Right other than the Option or Stock Appreciation Right currently being exercised, to the extent permitted by applicable law) for payment of withholding taxes on the exercise of an Option or Stock Appreciation Right or upon the grant, vesting or payout of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Awards or Other Stock-Based Awards. Common Stock may be required to be withheld from the shares issuable to a Participant upon the exercise of an Option or Stock Appreciation Right or upon the grant, vesting or payout of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Incentive Awards or Other Stock-Based Awards to satisfy such minimum required tax withholding obligations. Notwithstanding the preceding provisions of this Section 18.10, withholding taxes may be based on rates in excess of the minimum required tax withholding rates if (a) the Plan Administrator (i) determines that such withholding would not result in adverse accounting, tax or other consequences to the Company or any Employer (other than immaterial administrative, reporting or similar consequences) and (ii) authorizes withholding at such greater rates and (b) the holder of the Award consents to such withholding at such greater rates. The Fair Market Value of Common Stock as delivered pursuant to this Section 18.10 shall be determined as of the day of release, and shall be calculated in accordance with Section 2.19.

Any Participant who makes a Section 83(b) election under the Code shall, within ten (10) days of making such election, notify the Company in writing of such election and shall provide the Company or such Participant’s Employer with a copy of such election form filed with the Internal Revenue Service.

A Participant is solely responsible for obtaining, or failing to obtain, tax advice with respect to participation in the Plan prior to the Participant’s (i) entering into any transaction under or with respect to the Plan, (ii) designating or choosing the times of distributions under the Plan, or (iii) disposing of any Common Stock issued under the Plan.

18.11Participants in Foreign Jurisdictions

The Plan Administrator shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of any countries in which the Company or any Subsidiary may operate to ensure the viability of the benefits from Awards granted to Participants employed or providing services in such countries, to meet the requirements of local laws that permit the Plan to operate in a qualified or tax-efficient manner, to comply with applicable foreign laws and to meet the objectives of the Plan; provided, however, that no such action taken pursuant to this Section 18.11 shall result in a “material revision” of the Plan under applicable securities exchange governance rules.

SECTION 19
REGULATORY COMPLIANCE

19.1Rule 16b-3 of the Exchange Act and Section 162(m)

The Company’s intention is that, so long as any of the Company’s equity securities are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, the Plan shall comply in all respects with the rules of any exchange on which the Common Stock is traded and with Rule 16b-3. In addition, it is the Company’s intention that, as to Covered Employees, unless otherwise indicated in an Award Agreement, Options, Stock Appreciation Rights, Performance Shares, Performance Units and Incentive Awards shall be designed to qualify as performance-based compensation under Section 162(m). If any Plan provision is determined not to be in compliance with the foregoing intentions, that provision shall be deemed modified as necessary to meet the requirements of any such exchange, Rule 16b-3 and Section 162(m).

19.2Section 409A

The Plan is intended to be administered, operated and construed in compliance with Section 409A and any guidance issued thereunder. Notwithstanding this or any other provision of the Plan to the contrary, the Board or the Plan Administrator may amend the Plan in any manner, or take any other action, that either of them determines, in its sole discretion, is necessary, appropriate or advisable to cause the Plan to comply with Section 409A and any guidance issued thereunder. Any such action, once taken, shall be deemed to be effective from the earliest date necessary and applicable to avoid a violation of Section 409A and shall be final, binding and conclusive on all Employees, Consultants and other individuals having or claiming any right or interest under the Plan.

Notwithstanding the provisions of the Plan or any Award Agreement, if a Participant is a “specified employee” upon his or her “separation from service” (within the meaning of such terms in Section 409A under such definitions and procedures as established by the Company in accordance with Section 409A), any portion of a payment, settlement or other distribution made upon such a “separation from service” that would cause the acceleration of, or an addition to, any taxes pursuant to Section 409A will not commence or be paid until a date that is six (6) months and one (1) day following the applicable “separation from service.” Any payments, settlements or other distributions that are delayed pursuant to this Section 19.2 following the applicable “separation from service” shall be accumulated and paid to the Participant in a lump sum without interest on the first business day immediately following the required delay period.

SECTION 20
ESTABLISHMENT AND TERM OF PLAN

This amended and restated Plan was adopted by the Board on February 8, 2016, and is subject to approval by the Company’s stockholders at the 2016 annual meeting of the Company’s stockholders. If this amendment and restatement is not so approved by the stockholders, then this amendment and restatement shall be void ab initio, and the Prior Plan shall continue in effect as if this amendment and restatement had not occurred, and any awards previously granted under the Prior Plan shall continue in effect under the terms of the grant and the Prior Plan; provided, further, that thereafter awards may continue to be granted pursuant to the terms of the Prior Plan, as in effect prior to this amendment and restatement and as may be otherwise amended thereafter. This amended and restated Plan shall become effective on the Effective Date if it is approved on such date by the Company’s stockholders, and the Plan shall remain in effect, subject to the right of the Board to terminate the Plan at any time pursuant to Section 21, until all Common Stock subject to it shall have been purchased or acquired according to the provisions herein. However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date. After the Plan is terminated, no future Awards may be granted pursuant to the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

SECTION 21
AMENDMENT, TERMINATION OR DISCONTINUANCE OF PLAN

21.1Amendment of Plan

Subject to approval of the Board with respect to amendments that are required by law or regulation or stock exchange rules to be submitted to the stockholders of the Company for approval, the Compensation and Benefits Committee of the Board may from time to time make such amendments to the Plan as it may deem proper and in the best interest of the Company, including, without limitation, any amendment necessary to ensure that the Company may obtain any regulatory approval referred to in Section 17; provided, however, that (i) to the extent required by applicable law, regulation or stock exchange rule, and as provided in Sections 7.3(h) and 8.4, stockholder approval shall be required, and (ii) except as otherwise provided in the Plan, no change in any Award previously granted under the Plan may be made without the consent of the Participant if such change would impair the right of the Participant under the Award to acquire or retain Common Stock or cash that the Participant may have acquired as a result of the Plan.

21.2Termination or Suspension of Plan

The Compensation and Benefits Committee of the Board may at any time suspend the operation of or terminate the Plan with respect to any Common Stock or rights which are not at that time subject to any Award outstanding under the Plan.

21.3Section 162(m) Approval

If so determined by the Plan Administrator, the provisions of the Plan relating to Performance Goals and Awards that are intended to constitute “performance-based compensation” under Section 162(m) shall be disclosed to, and reapproved by, the Company’s stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which the Effective Date occurs (or at any such other time as may be required or allowed by Section 162(m)) in order for Awards that are intended to constitute “performance-based compensation” under Section 162(m) granted after such time to be exempt from the deduction limitations of Section 162(m).

IN WITNESS WHEREOF, the Company has caused the Plan to be executed effective as of May 10, 2016.

ANADARKO PETROLEUM CORPORATION

By:	/s/ Julia A. Struble
Julia A. Struble
Vice President, Human Resources